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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We have issued our report dated May 30, 2014 (except for Note 17, as to which the date is July 9, 2014), with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Tulsa, Oklahoma

December 24, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm